Exhibit 99.1

For Immediate Release

Encore Capital Group Announces Third Quarter 2007 Results

SAN DIEGO, October 25, 2007 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG), a leading distressed consumer debt management company, today reported consolidated financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007:

•

Net income was $5.4 million or $0.23 per fully diluted share, compared to net income of $5.2 million or $0.22 per fully diluted share in the same period of the prior year. Net income was reduced by the one-time impact of $2.1 million after-tax, or $0.09 per fully diluted share, related to the cost savings initiatives announced in September, including the reduction in workforce at certain sites and the exit of healthcare purchasing and collection activities. Net income includes the positive impact of a reduction in the Company’s effective tax rate by 15.2%, or $0.05 per fully diluted share, primarily due to certain beneficial changes to the Company’s effective State tax rate.

•

Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expense, and portfolio amortization, was $35.1 million, a 1% decrease compared to $35.6 million in the same period of the prior year. Excluding the $2.8 million in charges associated with the cost savings initiatives, Adjusted EBITDA increased 6% to $37.9 million.

•	Gross collections were $85.6 million, a 13% increase over the $75.8 million in the same period of the prior year.

•

Revenues from receivable portfolios were $59.4 million, a 4% increase over the $57.2 million in the same period of the prior year. Revenue recognized on receivable portfolios, as a percentage of portfolio collections, was 70%, compared to 76% in the same period of the prior year. The lower revenue recognition rate was attributable to a higher percentage of collections from more recently purchased portfolios that have lower collection multiples assigned to them, as well as a higher level of allowance charges for investment in receivable portfolios, which included the $1.4 million write-down of healthcare receivables associated with the cost savings initiatives.

•	Revenues from bankruptcy servicing were $3.3 million, compared to $3.4 million in the same period of the prior year.

•

Operating expense (excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives) per dollar collected increased to 55.1% compared to 50.5% in the same period of the prior year. This increase was attributable to both the increase in legal costs associated with collection initiatives as well as severance and other costs associated with the cost savings initiatives. Total operating expenses were $52.0 million, a 16% increase over the $45.0 million in the same period of the prior year. Excluding the $1.4 million in severance and other costs

Encore Capital Group, Inc.

associated with the cost savings initiatives, total operating expenses were $50.6 million, a 12% increase compared to the $45.0 million in the prior year. Operating expense (excluding stock-based compensation expense, bankruptcy servicing operating expenses, costs related to the consideration of strategic alternatives as well as severance and other costs associated with the cost savings initiatives) per dollar collected was 53.4%.

•	Total interest expense was $3.6 million, compared to $6.7 million in the same period of the prior year.

•

Investments in receivable portfolios were $47.9 million to purchase $1.3 billion in face value of debt, compared to $32.3 million to purchase $1.1 billion in face value of debt in the same period of the prior year.

Non-GAAP Financial Measures

The Company has included information concerning Adjusted EBITDA because management utilizes this information, which is materially similar to a financial measure contained in covenants used in the Company’s credit agreement, in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. The Company has included information concerning total operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives in order to facilitate a comparison of approximate cash costs to cash collections for the debt purchasing business in the periods presented. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income and total operating expenses as indicators of Encore Capital Group’s operating performance. Neither Adjusted EBITDA nor operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives has been prepared in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures, as presented by Encore Capital Group, may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to reported earnings under GAAP, and a reconciliation of operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives to the GAAP measure total operating expenses in the attached financial tables.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Encore Capital Group, Inc.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	September 30, 2007 (Unaudited)	December 31, 2006 (A)
Assets
Cash and cash equivalents	$4,478	$10,791
Restricted cash	3,137	4,660
Accounts receivable, net	4,915	2,599
Investment in receivable portfolios, net	348,818	300,348
Property and equipment, net	4,650	5,249
Prepaid income tax	5,031	3,727
Purchased servicing asset	314	1,132
Forward flow asset	18,399	27,566
Other assets	26,200	21,903
Goodwill	13,735	13,735
Identifiable intangible assets, net	2,825	3,628

Total assets	$432,502	$395,338

Liabilities and stockholders’ equity
Liabilities:
Accounts payable and accrued liabilities	$18,823	$23,744
Accrued profit sharing arrangement	—	6,869
Deferred tax liabilities, net	10,862	10,667
Deferred revenue	3,034	2,156
Purchased servicing obligation	187	634
Debt	232,948	200,132
Other liabilities	606	—

Total liabilities	266,460	244,202

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 22,988 shares and 22,781 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	230	228
Additional paid-in capital	71,698	66,532
Accumulated earnings	94,127	83,933
Accumulated other comprehensive (loss) income	(13)	443

Total stockholders’ equity	166,042	151,136

Total liabilities and stockholders’ equity	$432,502	$395,338

(A) Derived from the audited consolidated financial statements as of December 31, 2006.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Revenue from receivable portfolios, net	$59,415	$57,247	$185,589	$174,425

Servicing fees and other related revenue	3,276	3,350	9,705	12,585

Total revenues	62,691	60,597	195,294	187,010

Operating expenses
Salaries and employee benefits	17,138	15,773	50,388	48,358
Stock-based compensation expense	1,281	1,490	3,286	4,335
Cost of legal collections	20,868	12,545	59,649	36,767
Other operating expenses	4,987	5,308	16,970	17,409
Collection agency commissions	2,478	4,533	8,639	14,178
General and administrative expenses	4,462	4,388	12,965	11,421
Depreciation and amortization	833	964	2,541	2,892

Total operating expenses	52,047	45,001	154,438	135,360

Income before other (expense) income and income taxes	10,644	15,596	40,856	51,650

Other (expense) income
Interest expense	(3,648)	(2,920)	(9,904)	(9,286)
Contingent interest expense	—	(3,824)	(4,123)	(12,746)
Pay-off of future contingent interest	—	—	(11,733)	—
Other income	79	45	153	379

Total other expense	(3,569)	(6,699)	(25,607)	(21,653)

Income before income taxes	7,075	8,897	15,249	29,997
Provision for income taxes	(1,717)	(3,689)	(5,055)	(12,616)

Net income	$5,358	$5,208	$10,194	$17,381

Basic—Earnings per share computation:
Net income available to common stockholders	$5,358	$5,208	$10,194	$17,381

Weighted average shares outstanding	22,922	22,778	22,837	22,745

Earnings per share—Basic	$0.23	$0.23	$0.45	$0.76

Diluted—Earnings per share computation:
Net income available to common stockholders	$5,358	$5,208	$10,194	$17,381

Weighted average shares outstanding	22,922	22,778	22,837	22,745
Incremental shares from assumed conversion of stock awards	551	605	583	644

Diluted weighted average shares outstanding	23,473	23,383	23,420	23,389

Earnings per share—Diluted	$0.23	$0.22	$0.44	$0.74

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, In Thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Gross collections	$269,782	$242,583

Less:
Amounts collected on behalf of third parties	(368)	(546)
Amounts applied to principal on receivable portfolios	(81,267)	(66,937)
Servicing fees	89	51
Operating expenses	(146,071)	(121,420)
Interest payments	(10,193)	(9,634)
Contingent interest payments	(22,724)	(17,975)
Other income	153	379
Decrease in restricted cash	1,523	848
Income taxes	(7,398)	(842)
Excess tax benefits from stock-based payment arrangements	(683)	(754)

Net cash provided by operating activities	2,843	25,753

Investing activities
Purchases of receivable portfolios, net of forward flow allocation	(125,224)	(73,237)
Collections applied to principal of receivable portfolios	81,267	66,937
Proceeds from put-backs and recalls of receivable portfolios	2,097	2,691
Purchases of property and equipment	(1,139)	(1,447)

Net cash used in by investing activities	(42,999)	(5,056)

Financing activities
Proceeds from notes payable and other borrowings	53,000	23,500
Repayment of notes payable and other borrowings	(20,000)	(35,641)
Proceeds from exercise of common stock options	344	146
Excess tax benefits from stock-based payment arrangements	683	754
Repayment of capital lease obligations	(184)	(179)

Net cash provided by (used in) financing activities	33,843	(11,420)

Net (decrease) increase in cash	(6,313)	9,277
Cash and cash equivalents, beginning of period	10,791	7,026

Cash and cash equivalents, end of period	$4,478	$16,303

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Supplemental Financial Information

Reconciliation of Adjusted EBITDA to GAAP Net Income and Operating Expenses, Excluding Stock-based Compensation Expense, Bankruptcy Servicing Operating Expenses and Costs Related to the Consideration of Strategic Alternatives to GAAP Total Operating Expenses

(Unaudited, In Thousands)

	Three Months Ended September 30,
	2007	2006
GAAP net income, as reported	$5,358	$5,208
Interest expense	3,648	2,920
Contingent interest expense	—	3,824
Provision for income taxes	1,717	3,689
Depreciation and amortization	833	964
Amount applied to principal on receivable portfolios	22,293	17,526
Stock-based compensation expense	1,281	1,490

Adjusted EBITDA	$35,130	$35,621

GAAP total operating expenses, as reported	$52,047	$45,001
Stock-based compensation expense	(1,281)	(1,490)
Bankruptcy servicing operating expenses	(3,599)	(4,499)
Costs related to the consideration of strategic alternatives	—	(749)

Operating expenses, excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives	$47,167	$38,263

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